Exhibit 10.8

WAIVER AND FIRST AMENDMENT TO LOAN AND SECURITY AGREEMENT

This Waiver and First Amendment to Loan and Security Agreement (this “Amendment”) is entered into as of July 11, 2025, by and between EXYN TECHNOLOGIES, INC., a Delaware corporation (“Borrower”) and WESTERN ALLIANCE BANK, an Arizona corporation (“Bank”).

1.            DESCRIPTION OF EXISTING INDEBTEDNESS. Among other indebtedness which may be owing by Borrower to Bank, Borrower is indebted to Bank pursuant to, among other documents, a Loan and Security Agreement, dated as of September 27, 2023, by and between Borrower and Bank (as may be amended, restated and supplemented from time to time, the “Loan Agreement”). Capitalized terms used without definition herein shall have the meanings assigned to them in the Loan Agreement.

2.            WAIVER. Provided that Borrower complies with the terms and conditions of the Loan Agreement, as amended hereby, Bank waives Borrower’s failure to comply with (i) Section 6.3(b) of the Loan Agreement for failing to provide Annual Audited Financials on or before June 28, 2024 for the fiscal year ending December 31, 2023, (ii) Section 6.7(b) of the Loan Agreement for failing to provide Control Agreements for the Permitted External Accounts as of the date hereof and (iii) Section 6.7(c) of the Loan Agreement for failing to maintain in the Permitted External Accounts no more than Fifteen Thousand Dollars ($15,000.00) of cash in the aggregate on the measurement dates of (without limitation) October 2, 2024 and October 31, 2024 (the foregoing clauses (i), (ii) and (iii) collectively, the “Existing Defaults”). Bank does not waive Borrower’s obligations under any other Sections or under such Section for any other time periods, and Bank does not waive any other failure by Borrower to perform the Obligations under the Loan Documents. This waiver is not a continuing waiver with respect to any failure to perform any other obligation under the Loan Documents.

3.            DESCRIPTION OF CHANGE IN TERMS.

A.	The following definitions are hereby added to or amended and restated in Section 1.1 of the Loan Agreement as follows:

“First Amendment Convertible Note” mean that certain Convertible Promissory Note, dated as of the First Amendment Effective Date, by and between Borrower and Neolync in the amount of One Million Five Hundred Thousand Dollars ($1,500,000.00).

“First Amendment Convertible Note Subordination Agreement” means that certain Subordination Agreement dated as of the First Amendment Effective Date, executed by Neolync in favor of Bank, as amended, restated, supplemented or otherwise modified from time to time, in form and substance acceptable to Bank.

“First Amendment Effective Date” means July 11, 2025.

“HSBC LC” means that certain irrevocable standby letter of credit no. [*], dated as of May 30, 2025, issued by and among HSBC Bank USA, National Association, as issuer, and Neolync, as applicant, with Borrower as the beneficiary thereof and in the amount of at least Three Million Five Hundred Thousand Dollars ($3,500,000.00).

“Neolync” means Neolync Electronics PVT Ltd, a corporation incorporated under the laws of India.

“Permitted External Accounts” has the meaning assigned in Section 6.7(c).

B.	A new clause (i) to the definition of “Permitted Indebtedness” hereby is added to the Loan Agreement as follows:

“(i)          Indebtedness incurred under the First Amendment Convertible Note so long as such Indebtedness is subject to the First Amendment Convertible Note Subordination Agreement.”

C.	Section 2.1(a)(i) of the Loan Agreement hereby is amended and restated as follows:

“(i)          Availability.

(A)            Subject to the terms and conditions of this Agreement, Bank agrees, during the First Draw Period, to make a term loan to Borrower in an aggregate amount of Three Million Five Hundred Thousand Dollars ($3,500,000.00) (such term loan referred to singly as the “Term Advance” and collectively as the “Term Advances”). After repayment, the Term Advance may not be reborrowed.

(B)            [Reserved].”

D.	Section 2.5(a) of the Loan Agreement hereby is amended and restated as follows:

“(a)          Facility Fee. On the Funding Date of the Term Advance, a facility fee equal to Seven Thousand Dollars ($7,000.00), which shall be deemed fully earned on such Funding Date and nonrefundable.”

E.	A new Section 6.7(c) hereby is added to the Loan Agreement as follows:

“(c)          Notwithstanding anything else set forth in this Section 6.7, commencing on May 13, 2024, Borrower may maintain accounts at Silicon Valley Bank and JPMorgan Chase Bank, N.A. (collectively, the “Permitted External Accounts”) so long as: (i) all Permitted External Accounts are identified to Bank in writing prior to the opening of any such accounts; (ii) the Permitted External Accounts are subject to the Control Agreement requirements set forth in Section 6.7(b); and (iii) Borrower maintains in the Permitted External Accounts no more than Fifteen Thousand Dollars ($15,000.00) of cash in the aggregate at any time.”

F.	Section 6.8 of the Loan Agreement hereby is amended and restated as follows:

“6.8          Financial Covenants. Maintain Borrower’s financial condition as follows in accordance with GAAP and used consistently with prior practices (except to the extent modified by the definitions herein):

(a)            Minimum Cash. At all times, Borrower shall maintain unrestricted cash in accounts at Bank of no less than Two Hundred Fifty Thousand Dollars ($250,000.00) on the First Amendment Effective Date and thereafter.”

G.	Section 6.13 of the Loan Agreement hereby is amended and restated as follows:

“6.13 13-Week Cash Flow. Commencing on the First Amendment Effective Date and on a weekly basis thereafter on Friday of each week, Borrower shall provide to Bank a rolling thirteen (13) week cash flow report, together with a week-over-week comparison of actual versus projected results on a weekly basis, in form reasonably satisfactory to Bank (each a “13-Week Cash Flow Report”).”

H.	A new Section 6.15 hereby is added to the Loan Agreement as follows:

“6.15 HSBC LC. Upon the occurrence of an Event of Default, Bank shall have the right, and upon instruction of Borrower, to cause Borrower to (i) immediately draw in full on the HSBC LC and (ii) apply such proceeds against all outstanding Obligations as of the date of such draw; provided that, at any time after the First Amendment Effective Date, Bank shall have the right, in its reasonable discretion and upon instruction of Borrower, to cause Borrower to (i) immediately draw in full on the HSBC LC and (ii) apply such proceeds against all outstanding Obligations as of the date of such draw.”

I.	Section 8.2(a) of the Loan Agreement hereby is amended and restated as follows:

“(a)          If Borrower fails to perform any obligation under Sections 6.1, 6.3, 6.6, 6.7, 6.9, 6.10, 6.12, 6.13 or 6.15 or violates any of the covenants contained in Article 7 of this Agreement; or”

J.	Exhibit A to the Loan Agreement is hereby replaced with Exhibit A attached hereto.

K.	Exhibit B to the Loan Agreement is hereby replaced with Exhibit B attached hereto.

L.	Exhibit C to the Loan Agreement is hereby replaced with Exhibit C attached hereto.

4.            CONSISTENT CHANGES. The Loan Documents are each hereby amended wherever necessary to reflect the changes described above.

5.            NO DEFENSES OF BORROWER/GENERAL RELEASE. Borrower agrees that, as of this date, it has no defenses against the obligations to pay any amounts owing to Bank. Borrower and each of its affiliates (each, a “Releasing Party”) acknowledges that Bank would not enter into this Amendment without Releasing Party’s assurance that it has no claims against Bank or any of Bank’s officers, directors, employees or agents. Except for the obligations arising hereafter under this Amendment, each Releasing Party releases Bank, and each of Bank’s and entity’s officers, directors and employees from any known or unknown claims that Releasing Party now has against Bank of any nature, including any claims that Releasing Party, its successors, counsel, and advisors may in the future discover they would have now had if they had known facts not now known to them, whether founded in contract, in tort or pursuant to any other theory of liability, including but not limited to any claims arising out of or related to the Loan Agreement or the transactions contemplated thereby. Releasing Party waives the provisions of California Civil Code section 1542, which states:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER, MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.

The provisions, waivers and releases set forth in this section are binding upon each Releasing Party and its shareholders, agents, employees, assigns and successors in interest. The provisions, waivers and releases of this section shall inure to the benefit of Bank and its agents, employees, officers, directors, assigns and successors in interest. The provisions of this section shall survive payment in full of the Obligations, full performance of all the terms of this Amendment and the other Loan Documents, and/or Bank’s actions to exercise any remedy available under the Loan Documents or otherwise.

6.            CONTINUING VALIDITY. Borrower understands and agrees that Bank is relying upon Borrower’s representations, warranties, and agreements, as set forth in the Loan Documents. Borrower represents and warrants (i) that the representations and warranties contained in the Loan Agreement are true and correct as of the date of this Amendment, and (ii) that no Event of Default has occurred and is continuing (other than the Existing Defaults). Except as expressly modified pursuant to this Amendment, the terms of the Loan Documents remain unchanged and in full force and effect. Bank’s agreement to modifications pursuant to this Amendment in no way shall obligate Bank to make any future modifications. It is the intention of Bank and Borrower to retain as liable parties all makers and endorsers of Loan Documents, unless the party is expressly released by Bank in writing. No maker, endorser, or guarantor will be released by virtue of this Amendment. The terms of this paragraph apply not only to this Amendment, but also to any subsequent loan and security modification agreements.

7.            CHOICE OF LAW AND VENUE; JURY TRIAL WAIVER; REFERENCE PROVISION. This Amendment constitutes a “Loan Document” as defined and set forth in the Loan Agreement, and is subject to Sections 11 and 12 of the Loan Agreement, which are incorporated by reference herein.

8.            CONDITIONS PRECEDENT. As a condition to the effectiveness of this Amendment, Bank shall have received, in form and substance satisfactory to Bank, the following:

(a)            a fully executed copy of this Amendment;

(b)            an executed copy of the HSBC LC;

(c)            a UCC-3 Financing Statement Amendment with respect to Borrower;

(d)            an amended and restated intellectual property security agreement;

(e)            a certificate of the Secretary of Borrower with respect to incumbency and resolutions authorizing the execution and delivery of this Amendment;

(f)            the First Amendment Convertible Note Subordination Agreement;

(g)            the material loan and security documents entered into in connection with the First Amendment Convertible Note;

(h)            payment of all Bank Expenses incurred through the date of this Amendment, which amounts may be debited by Bank from any of Borrower’s accounts; and

(i)            such other documents, and completion of such other matters, as Bank may reasonably deem necessary or appropriate.

9.            COUNTERSIGNATURE. This Amendment shall become effective only when executed by Bank and Borrower.

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BORROWER:		BANK:

EXYN TECHNOLOGIES, INC.		WESTERN ALLIANCE BANK

By:	/s/ Brandon Torres Declet	By:	/s/ Ben Schwartz
Name:	Brandon Torres Declet	Name:	Ben Schwartz
Title:	Chief Executive Officer	Title:	Vice President